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                                  UNITED STATES
                         SECURITIES EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549              SEC File Number
                                                                 0-10552
                                   FORM 12B-25
                                                                 CUSIP Number
                           NOTIFICATION OF LATE FILING           806530101

(CHECK ONE):   ( ) Form 10-K  ( ) Form 20-F  ( ) Form 11-K  (X) Form 10-Q
               ( ) Form N-SAR

     For Period Ended: June 30, 1995
                      ---------------

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:

PART I - REGISTRATION INFORMATION:

Full Name of Registrant:                     Scherer Healthcare, Inc.

Address of Principal Executive Office:       2859 Paces Ferry Road, Suite 300

City, State and Zip Code:                    Atlanta, Georgia  30339


PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following
(X) the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

     Scherer Healthcare, Inc.'s Form 10-Q for the period ended June 30, 1995 could not be filed due to delays in completion of the financial statements. This could not be avoided without unreasonable effort or expense.


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PART IV - OTHER INFORMATION

(1) Name and Telephone number of person to contact in regard to this notification

               John D. Shirley                (770)            333-0066
            ---------------------         -------------  --------------------
                  (Name)                   (Area Code)    (Telephone Number)

(2)  Have all other periodic reports required under section 13 or
     15 (d) of the Securities Exchange Act of 1934 or Section 30
     of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was
     required to file such report(s) been filed?  If the answer
     is No, identify report(s).                               (X) Yes  ( ) No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               ( ) Yes  (X) No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                            SCHERER HEALTHCARE, INC.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  August 14, 1995                  By: /s/ John D. Shirley
       ---------------                     ------------------------------------
                                           John D. Shirley
                                           Chief Financial Officer